EXHIBIT 10.10
January 25, 2019

Carla Piñeyro Sublett
3901 Turkey Creek Drive
Austin, Texas, 78730

Dear Carla,

We are delighted to extend this offer of employment and invite you to become a member of the NI team. Please review the terms and conditions summarized below and indicate your acceptance of those terms and conditions by completing the signature section at the end of this offer. This offer supersedes any prior job offer or discussions regarding the terms of your employment with NI.

Job Details
Job Title/Department: Chief Marketing Officer*
Location: Austin, TX
Manager: Eric Starkloff
Start Date: February 4th, 2019

*eThe title will be presented for approval by the Board of directors on January 22, 2019.e

Compensation Package
$ 33,333 per month ($400,000.00, if annualized). There is no state income tax in Texas.

Merit Review
Your first merit review will normally be conducted during the closest review cycle at approximately twelve months of employment. Typically, reviews are held in October.

MBO Bonus
You will be eligible to receive a discretionary performance bonus in an amount up to 40% of Annual gross earnings upon the achievement of pre-defined management business objectives (MBOs) to be specified by Eric Starkloff. Bonus will be pro-rated for 2019 based on the start date.

Company Performance Bonus
You will be eligible to receive a Company Performance Bonus (targeted potential of 25% of annual eligible earnings) determined based on revenue growth and profitability of National Instruments and other factors. Bonus will be pro-rated for 2019 based on the start date.

Signing Bonus
In addition, you will receive $300,000.00 in 2019 and $150,000.00 in 2020, less taxes and applicable withholding. The 2019 sign-on bonus will be paid within your first 45 days at the company. The 2020 sign-on bonus will be paid in February 2020. If you are terminated or leave the Company prior to February 2020 for any reason, you will not receive the 2020 sign-on bonus. If you voluntarily terminate your employment or are terminated by the Company for Cause (defined below) any time before August 1, 2020, you agree to reimburse NI for the amount you have received of the 2019 signon bonus. If you voluntarily terminate your employment or are terminated by the Company for Cause (defined below) any time before February 1, 2021, you agree to reimburse NI for the amount of the 2020 sign-on bonus you have received. If you are terminated by the Company without Cause at any time, you are not required to pay back any amount of either of the sign-on bonuses you may have received.

Performance Bonus
For 2019 only, you will also receive a performance bonus up to $200,000 based on key objectives set by Eric Starkloff. The first installment of the bonus (up to $100,000) will be paid 3 months after your start of employment

(May 2019 timeframe) and the second installment (up to $100,000) will be paid 9 months after your start of employment (November 2019 timeframe).

Vacation
Your vacation accrual rate will be set at 20 days per year. To accommodate this, you will be given an adjusted "vacation date of hire". Your vacation will continue to accrue based on this vacation date of hire, however you will receive your pro-rated 2019 vacation allotment upon your first day of employment.

Restricted Stock Unit (RSU) Recommendation
Following the commencement of your employment, management will recommend that you receive an initial grant of 20,000 restricted stock units which will be worth the fair market value upon vesting. Grants are conditioned upon continued employment with the Company and the terms and conditions set forth in the award agreement. The award of restricted stock units is subject to the approval of the Board of Directors Compensation Committee, in accordance with the terms of the Restricted Stock Unit Agreement and the 2015 Incentive Plan, and conditional upon continued employment with the Company and the terms and conditions set forth in the award agreement.

Benefits
National Instruments is pleased to offer you a competitive benefits package including medical, dental, 40l(k), company performance bonus, and stock purchase plan. All employees are required to provide proof of eligibility for all dependents they choose to enroll in the National Instruments medical and/or dental plans. More information on these programs and others is included in the enclosed Benefits Summary. Effective October 1, 2012, National Instruments United States locations are smoke and tobacco free. Effective January 1,2013, National Instruments employees who use smoke or tobacco products and are enrolled on the National Instruments medical plan will be subject to a monthly surcharge. For more information, please see the enclosed National Instruments Benefit Summary.

Severance Benefits
In the event that NI terminates your employment for any reason other than Cause (defined below) or your death or Disability (defined below), or if you voluntarily resign your employment for Good Reason (defined below), and subject to the terms and conditions contained herein, you will receive the following severance benefits (the "Severance Benefits"): (1) a lump-sum payment equal to twelve (12) months of your base salary and OTE (on target earnings bonus) in effect on the termination date; and (2) payment of monthly premiums for continued medical, dental and vision insurance coverage under COBRA (if you timely elect COBRA coverage) or a taxable monthly payment of an equivalent amount in the event providing such payment would violate any applicable law or result in an excise tax to the Company, in either case, until the earliest of (i) the date that is twelve months following your termination date, (ii) the date when you are offered substantially equivalent health insurance coverage in connection with new employment, or (iii) the date upon which you cease to be eligible for coverage under COBRA or other applicable law or policy governing such coverage.

Severance Benefits Eligibility Requirements
(a) If the Company terminates your employment without Cause, or if you voluntarily resign for Good Reason, and you comply with the terms contained herein, as well as the surviving terms contained in any other agreement with the Company, including the Employee Confidentiality Agreement, you will be entitled to the Severance Benefits.

(b) Notwithstanding anything to the contrary in this letter agreement, receipt of the Severance Benefits shall be contingent on your executing a full and final release of claims in favor of the Company (a "Release") and the lapse of any period for revocation of the Release, and such Release becoming effective in accordance with its terms within sixty (60) days following your employment termination date (such 60-day period, the "Release Period"). If the Release does not become effective and irrevocable by the expiration of the Release Period, you will forfeit any rights to the Severance Benefits. If the 60-day period runs across two calendar years, the Severance Benefits will not begin before the commencement of the second calendar year. The Severance Benefits will not be paid or provided until the release becomes effective and irrevocable.

(c) The parties agree that this letter shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations and IRS guidance promulgated thereunder ("Section 409A") so that none of the Severance Benefits or benefits provided hereunder will be subject to the additional tax imposed under Section 409A. For purposes of determining eligibility for severance, a termination of employment shall mean not be deemed to have occurred unless the termination is also a "separation from service" within the meaning of Section 409A. If you are a "specified employee" within the meaning of Section 409A, then the Severance Benefits and any other separation benefits payable to you upon your separation from service (whether under this letter agreement or otherwise) that would constitute deferred compensation under Section 409A (the "Deferred Payments"), otherwise due to you on or within the six (6)-month period following your separation from service will accrue during such six (6)-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation from service (such rule, the "Six Month Delay Rule") or, if earlier, the date of your death. All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit or, if earlier, upon the date of your death. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section l .409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid subjecting you to an additional tax or income recognition under Section 409A prior to actual payment of any payments and benefits under this letter agreement, as applicable. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

(d) If you are terminated by the Company for Cause or voluntarily resign your employment for any reason other than Good Reason, you will not be eligible for the Severance Benefits.

(e) As used herein, "Cause" means termination based on (i) your conviction or plea of "guilty" or "no contest" to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that materially injures the Company (whether or not a felony); (ii) your substance abuse that in any manner interferes with the performance of your duties; (iii) your failure or refusal to perform your duties at all or in an acceptable manner, or to follow the lawful and proper directives of the Company that are within the scope of the your duties; (iv) your breach of the Employee Confidentiality Agreement or other similar agreement with the Company; (v) misconduct by you; or (vi) your chronic absence from work for reasons other than illness.

(f) As used herein, "Good Reason" shall mean your resignation due to (i) a reassignment or change in your job duties such that your position and duties are materially and adversely changed, resulting in a position of materially less responsibility, (ii) the Company or its successor relocating your principal place of employment by more than one hundred (100) miles; or (iii) a reduction in your base salary by 25% or more from the base salary in effect on the date of this letter agreement. Notwithstanding the foregoing, your resignation shall not constitute a resignation for "Good Reason" unless (1) you first provide the Company or its successor with written notice thereof within twenty (20) days after the occurrence of such event, (2) to the extent correctable, the Company or its successor fails to cure the circumstance or event so identified within thirty (30) days after receipt of such notice, and (3) the effective date of your termination for Good Reason occurs no later than twenty (20) days after the expiration of the Company's cure period.

(g) As used herein, "Disability" shall mean entitlement to benefits under Company's long-term disability plan or if you do not participate in Company's long term-disability plan, your inability, due to physical or mental incapacity, to perform your duties under this letter agreement for a period of ninety (90) consecutive days or one-hundred twenty (120) days during any consecutive six month period.

Additional Information
This employment offer and any subsequent employment is contingent upon the following criteria:

•Please communicate your offer decision by January 25, 2019.
•By accepting this offer you are also agreeing to the terms of the Code of Ethics document, attached.
•Full approval and appointment by the National Instrument's board of directors.

•Signing of our Employee Confidentiality Agreement on your first day of employment with National Instruments. Attached is a copy for your review.
•Written release from all non-competition obligations set forth in any employment and other agreements between you and your current and previous employers, contractors and business entities in a form of satisfactory to National Instruments.
•You may continue to serve on the following outside boards or committees throughout the tenure of your employment, provided that you comply with NI's applicable policies regarding conflicts of interest and your membership on the boards does not interfere with your duties to NI: Texas Conference for Women, Austin Community Foundation, Friends of the Children, Uship, Pinpoint.
•Providing proof of eligibility to work in the United States. In compliance with the regulation of the federal E-Verify electronic employment eligibility verification system, your I-9 Employment Verification Form will be verified by the applicable government agencies. You will also be required to provide supporting documentation to the 1-9 form within three (3) working days of the start of your employment with NI. Attached is a "List of Acceptable Documents" form, which lists documents that meet this requirement. Please review this list carefully, so you can determine what documentation is most appropriate and can produce it within the required period.
•In order for you to perform your job duties, you may need to have access to certain technologies that are subject to export control under U.S. and other applicable export control regulations. In order to verify whether you may have access to such technologies without an Export License, National Instruments must verify your citizenship and, if applicable, last country in which you were granted legal permanent residence. You will be asked to provide this information to National Instruments should you accept this offer. Depending on your citizenship and last country of legal permanent residence, it may be necessary for National Instruments to apply for and obtain and Export License. If this is the case, your assistance and full cooperation will be required. Failure to provide all necessary information necessary to obtain an Export License or observe the license terms set forth in the Export License may result in termination of your employment.
•Signing of an Authorized Agreement for Automatic Deposits. This form will authorize National Instruments to deposit your paycheck directly in to the bank of your choice. This document must be provided on your first day of employment.

Your employment with National Instruments will be "At Will"; for no specific time period and can be terminated by you or National Instruments at any time, with or without cause or advance notice. This "At Will" employment relationship will remain in effect for the duration of your employment and can only be modified by an express written contract, signed by yon and an executive officer of National Instruments. It may not be modified or altered by any oral or implied agreement. This National Instruments Job Offer constitutes our entire agreement. By accepting this job offer, you agree that no contrary representation has been made to you, and that no other commitments were made to you other than those set forth in this letter and you expressly confirm that you are relying on no other promises, assurances, or other representations in accepting this offer of employment.

To indicate your acceptance of our offer, please sign and return this National Instruments job Offer to Rudi Ngnepi. Please retain a copy for your records.

Best Regards,

NI Human Resources

I accept this offer of employment:

Carla Piñeyro Sublett
Full Name

/s/ Carla Piñeyro Sublett
Signature

1/25/2019
Date